UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013

EXELIS INC.

(Exact name of registrant as specified in its charter)

Indiana	001-35228	45-2083813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1700 McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

(703) 790-6300

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 2, 2013, Michael R. Wilson, Executive Vice President, Exelis Inc. and President of its Information Systems division announced his retirement from the Company effective March 31, 2013. In connection with his retirement on March 31, 2013, the Company and Mr. Wilson have entered into a Separation Agreement and Complete Release of Liability (the “Agreement”), dated January 17, 2013. Mr. Wilson is entitled to revoke the Agreement any time before January 24, 2013.

Prior to the effective date of his retirement, Mr. Wilson will assist Ms. Pamela Drew, recently named President of the Exelis Inc. Information Systems division and elected as Corporate Vice President of the Company, effective January 17, 2013, with the transition of responsibilities.

Under the Agreement, Mr. Wilson will receive twelve (12) months of severance payments. During the Severance Pay period beginning April 1, 2013 through March 31, 2014 (the “Severance End Date”), the Company shall continue to pay Mr. Wilson his present base salary at the rate of Four Hundred Thousand One Hundred dollars ($400,100) per year.

Mr. Wilson agrees that beginning April 1 2013, and for a period of one year during which time he receives severance payments under this Agreement, he will not:

(i) perform any work, directly or indirectly, alone or as a partner, joint venture participant, officer, director, consultant, agent, independent contractor, advisor, representative or security holder of any company or business, in the business of researching, designing, manufacturing and / or providing defense products and services to the U.S. and other governments in competition with the business of Exelis’ Information Systems division, including all legal entities through which Exelis’ Information Systems division conducts business. Mr. Wilson and the Company agree that the foregoing restriction shall apply and be enforceable worldwide, and in United States.

(ii) directly or indirectly, for Mr. Wilson or on behalf of any other person, partnership, company, corporation or other entity, solicit or attempt to solicit for the purpose of engaging in competition with the Company including:

a. any customer or client with which Mr. Wilson had direct contact in the two years prior to his termination, including but not limited to any person or entity for whom Mr. Wilson performed services on behalf of the Company including Exelis’ Information Services;

b. any person or entity for whom Mr. Wilson performed services on behalf of the Company including Exelis’ Information Services division in the two years prior to his termination;

c. any person or entity that Company including Exelis’ Information Services division has targeted and contacted in the twelve (12) months immediately preceding Mr. Wilson’s termination for the purpose of establishing a customer relationship.

(iii) directly or indirectly, for Mr. Wilson or any third party, solicit, induce, recruit or cause another person then in the employ of the Company, including Exelis’ Information Services division to terminate his or her employment for the purpose of joining, associating or becoming employed with any other business or activity, except as a result of a general hiring announcement.

Mr. Wilson will be eligible to receive an annual incentive (bonus) payment for performance year 2012 and a pro-rata annual incentive (bonus) payment for performance year 2013. All outstanding long-term incentive awards will be treated in accordance with the applicable plans, terms and conditions of each award. Mr. Wilson will not be eligible to receive any long-term incentive award for 2013 or beyond. Mr. Wilson will continue to receive his current automobile allowance until his Severance End Date and will be eligible for Senior Executive Financial Counseling through tax year 2013. Any reimbursement made pursuant to this paragraph will be imputed income, subject to normal tax treatment.

Mr. Wilson agrees he will resign as an officer of Exelis and as a director or officer of any subsidiary or affiliate of Exelis, effective March 31, 2013.

If during the period Mr. Wilson is receiving Severance Pay, he, in any material way, (i) breaches the terms of this Agreement, including the Non-Compete provisions of this Agreement; (ii) fails to comply with any Company Letter of Understanding and Assignment of Rights to Intellectual Property or improperly utilizes the Company’s confidential or proprietary information; (iii) without the Company’s prior written consent, induces any employee of the Company to leave the Company employment; or (iv) fails to comply with applicable provisions of the Exelis Inc. Code of Corporate Conduct or applicable Company policies, and fails to take steps to cure or redress any such breach after notice from the Company, then the Company will have no further obligation to provide Severance Pay or make any payments provided for in the Agreement.

All such payments are subject to a complete release of claims. Further, on March 31, 2013 Mr. Wilson will execute a second release which covers the period from January 17, 2013 through March 31, 2013.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibits

99.1	Separation Agreement and Complete Release of Liability

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exelis Inc.

By:	/s/ Kathleen S. Stolar
Kathleen S. Stolar
Its: Assistant Secretary

Date: January 18, 2013